Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of QuantumScape Corporation for the registration of 15,221,334 shares of its Class A common stock and to the incorporation by reference therein of our report dated February 23, 2021 (except for Note 4 as to which the date is May 7, 2021), with respect to the consolidated financial statements of QuantumScape Corporation, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 10, 2022